UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

People Incorporated

(Exact name of registrant as specified in charter)

Delaware	001-39356	84-3727412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	PPLI	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On October 27, 2026, People Incorporated, a Delaware corporation (“People”), entered into an amendment (the “Amendment”) to the Voting Agreement (the “Voting Agreement”), dated April 3, 2026, MGM Resorts International, a Delaware corporation (“MGM”), and Barry Diller. Except as expressly modified by the Amendment, the terms and conditions of the Voting Agreement, including the termination provisions thereof, remain unchanged and in full force and effect.

Pursuant to the Amendment, People, Mr. Diller and their respective controlled affiliates (collectively, the “Covered Entities”) agreed not to acquire securities of MGM (or related derivative instruments) if doing so would cause their aggregate beneficial ownership to exceed 29.9% of MGM’s outstanding common stock, except that an increase above that threshold resulting from MGM’s own repurchases, redemptions or other acquisitions of its securities will not constitute a breach, so long as the Covered Entities make no further acquisitions while above 29.9%.

Additionally, at any time a matter, other than a change of control transaction, is brought to a stockholder vote or consent of MGM’s stockholders, the Covered Entities will vote any voting securities they beneficially own in excess of 25.73% of the total voting power of the outstanding voting securities of MGM on each matter in the same manner as the majority of the voting securities of MGM (other than those held by (x) the Covered Entities, (y) MGM’s directors and executive officers, and (z) any controlled affiliates of MGM’s directors or executive officers) are voted on such matters (disregarding voting securities that are not voted).

With respect to any vote or consent of MGM’s stockholders in connection with a change of control transaction, the Covered Entities will vote all voting securities they beneficially own in accordance with the recommendation of MGM’s Board of Directors (the “MGM Board”), so long as: (i) any directors designated by People under the Voting Agreement serve on any transaction committee of the MGM Board for that transaction (unless they decline to serve or their serving would give rise to a conflict of interest under applicable Delaware law); (ii) the transaction is with a third party unaffiliated with MGM, its controlled affiliates, or its directors or executive officers; (iii) unless the Covered Entities consent otherwise, their equity securities receive the same form and amount of consideration per share, and are subject to the same terms and conditions, as securities of the same class held by other stockholders, provided that if any consideration to be received by the Covered Entities consists of securities, MGM will use commercially reasonable efforts to provide them with liquidity opportunities for those securities; and (iv) the transaction does not impose any new or additional restrictions on the Covered Entities with respect to the surviving, resulting or acquiring entity. If any of the foregoing conditions is not satisfied, the Covered Entities will not be subject to any restrictions with respect to the voting securities they beneficially own in connection with such change of control transaction.

In addition, for so long as the Covered Entities are in compliance with the Voting Agreement, MGM agreed not to implement any stockholder rights plan or other defensive measure or action, in each case that is primarily designed or intended to be adverse to the Covered Entities or that MGM knows would be disproportionately adverse to the Covered Entities relative to other holders of the same class of equity securities of MGM. The foregoing restrictions do not (i) apply to any statements made by MGM in response to, or in connection with, any proxy contest, proxy solicitation or other contested solicitation of stockholder votes or consents involving MGM and its voting securities initiated, conducted or participated in by any of the Covered Entities, or (ii) limit actions taken by MGM directed at third parties who have agreed to purchase or have purchased a significant percentage of MGM’s outstanding voting securities from the Covered Entities, and the Covered Entities will notify MGM prior to consummating any such sale.

The Amendment also provides that, with respect to the termination of the Voting Agreement, a change of control of MGM will not result from the Covered Entities, acting alone or as part of a group, in one or a series of transactions, acquiring beneficial ownership of voting securities possessing a majority of the total voting power of the voting securities of MGM, unless such transaction is specifically approved by the Board as a “change of control” under the Voting Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits

Exhibits.

Exhibit No.	Description of Exhibit

99.1	Amendment No. 1 to Voting Agreement, dated October 27, 2026, by and among People Incorporated, MGM Resorts International and Barry Diller

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People Incorporated

By:	/s/ Jennifer D. Bishop
Name:	Jennifer D. Bishop
Title:	Deputy General Counsel

 Date: October 28, 2026